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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
WATTS WATER TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Watts Water Technologies, Inc.

March 31, 2005

Dear Stockholder:

        We cordially invite you to attend our 2005 Annual Meeting of Stockholders, which will be held on Wednesday, May 4, 2005 at 10:00 a.m., in the Phillips Room of The Andover Inn at Phillips Academy, Chapel Avenue, Andover, Massachusetts 01810.

        On the pages following this letter you will find the notice of our 2005 Annual Meeting, which lists the business matters to be considered at the meeting, and the proxy statement, which describes the matters listed in the notice. We have also enclosed your proxy card and our annual report for the year ended December 31, 2004.

        Your support of our efforts is important to the other directors and to me regardless of the number of shares you own. I hope you will vote as soon as possible. If you are a stockholder of record, you may vote by completing, signing and mailing the enclosed proxy card in the envelope provided. If your shares are held in "street name"—that is, held for your account by a broker or other nominee—you will receive instructions from the holder of record that you must follow for your shares to be voted.

        Following completion of the scheduled business at the 2005 Annual Meeting, we will report on our operations and plans and answer questions from stockholders. We hope that you will be able to join us on May 4th.

Sincerely,
PATRICK S. O'KEEFE President and Chief Executive Officer

WATTS WATER TECHNOLOGIES, INC.
815 Chestnut Street
North Andover, MA 01845

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 4, 2005

To the Stockholders of
Watts Water Technologies, Inc.

        Notice is hereby given that the 2005 Annual Meeting of Stockholders of Watts Water Technologies, Inc., a Delaware corporation (the "Company"), will be held in the Phillips Room of The Andover Inn at Phillips Academy, Chapel Avenue, Andover, Massachusetts 01810, on Wednesday, May 4, 2005, at 10:00 a.m., local time, (the "Annual Meeting") for the following purposes:

  1.
  To elect to the Board of Directors of the Company seven directors, each to hold office until the Company's 2006 Annual Meeting of Stockholders and until such director's successor is duly elected and qualified;

  2.
  To ratify the selection of KPMG LLP as the independent auditors of the Company for the current fiscal year; and

  3.
  To consider and act upon any other matters that may properly come before the Annual Meeting.

        Only stockholders of record at the close of business on March 24, 2005 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
WILLIAM C. McCARTNEY Secretary
North Andover, Massachusetts March 31, 2005

WATTS WATER TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS
May 4, 2005
PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Watts Water Technologies, Inc. (the "Company") for use at the Company's 2005 Annual Meeting of Stockholders to be held on Wednesday, May 4, 2005 at 10:00 a.m., local time, in the Phillips Room of The Andover Inn at Phillips Academy, Chapel Avenue, Andover, Massachusetts 01810 and at any adjournment or postponement thereof (the "Annual Meeting").

        Only stockholders of record at the close of business on March 24, 2005 are entitled to receive notice of and to vote at the Annual Meeting. Each share of class A common stock, par value $.10 per share, of the Company outstanding on the record date is entitled to one vote, and each share of class B common stock, par value $.10 per share, of the Company outstanding on the record date is entitled to ten votes. As of the close of business on March 24, 2005, there were outstanding and entitled to vote 25,090,947 shares of class A common stock and 7,343,880 shares of class B common stock.

        If your shares are held in "street name," your brokerage firm, under certain circumstances, may vote your shares for you if you do not return your proxy. Brokerage firms have authority under the rules of the New York Stock Exchange ("NYSE") to vote customers' unvoted shares on some routine matters. If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. The election of directors (proposal 1) and the ratification of KPMG LLP ("KPMG") as the Company's independent auditors (proposal 2) are considered routine matters. We encourage you to provide voting instructions to your brokerage firm by returning your completed proxy. This ensures your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.

        The presence, in person or by proxy, of outstanding shares of class A common stock and class B common stock representing a majority of the total votes entitled to be cast is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

        The seven nominees for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. As discussed above, if your shares are held by your broker in "street name," and if you do not vote your shares, your brokerage firm has authority under the rules of the NYSE to vote your unvoted shares held by the firm on proposal 1. You may vote FOR all of the director nominees, WITHHOLD your vote from all of the director nominees or WITHHOLD your vote from any one or more of the director nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

        Ratification of the selection of KPMG as the Company's independent auditor for 2005 requires the affirmative vote of a majority of all the votes present or represented at the Annual Meeting and entitled to be cast on the proposal. As discussed above, if your shares are held by your broker in "street name," and if you do not vote your shares, your brokerage firm has authority under the rules of the NYSE to vote your unvoted shares on proposal 2. If you vote to ABSTAIN on proposal 2, your shares will not be voted in favor of such proposal, although your shares will be considered to have been entitled to vote on the proposal. As a result, voting to ABSTAIN on proposal 2 has the effect of voting AGAINST such proposal.

        Shares represented by duly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If no instructions are given, properly executed proxies will be voted FOR the election of each of the nominees named herein for director, and FOR the ratification of the selection of KPMG as the independent auditors of the Company for the current fiscal year.

        Any properly completed proxy may be revoked at any time before it is voted on any matter by (1) giving written notice of such revocation to the Secretary of the Company at the address set forth below, (2) signing and duly delivering a proxy bearing a later date, or (3) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

        This proxy statement and the enclosed proxy are first being mailed together by the Company on or about March 31, 2005 to stockholders of record as of March 24, 2005. The Company's Annual Report for the fiscal year ended December 31, 2004 is being mailed to such stockholders of the Company concurrently with this proxy statement.

        The principal executive offices of the Company are located at 815 Chestnut Street, North Andover, Massachusetts 01845.

        The expenses of preparing, printing and assembling the materials used in the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may also use the services of some of its officers and employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by telephone and email. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses.

        Management of the Company does not know of any business other than the matters set forth in the Notice of Annual Meeting of Stockholders and described above that will be presented for consideration at the Annual Meeting. If any other business should come before the Annual Meeting, the proxies will be voted in accordance with the direction of the proxy holders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitute, may exercise all of the powers and authority of the proxies in accordance with their judgment.

PROPOSAL 1
ELECTION OF DIRECTORS

        The Board has fixed the number of directors at seven and nominated each of the individuals named below for election as a director. If elected, each nominee will serve until the Company's 2006 Annual Meeting of Stockholders and until such director's successor shall have been duly elected and qualified. Proxies will be voted for each of the nominees named below unless otherwise specified in the proxy. All of the nominees are presently members of the Board. Management does not contemplate that any of the nominees will be unable to serve, but in that event, proxies solicited hereby may be voted either for a substitute nominee designated by the Board or the Board may choose to reduce the number of directors serving on the Board. Holders of shares representing votes sufficient to elect each of the nominees named below have indicated an intention to vote in favor of such nominees.

        The Board of Directors recommends that stockholders vote FOR the election of each nominee as a director of the Company.

INFORMATION AS TO NOMINEES FOR DIRECTOR

        Set forth below is the name and age of each nominee for director, his principal occupation for at least the past five years, the year each became a director of the Company and certain other information. The information is as of January 31, 2005.

Name	Age	Present Principal Employment and Prior Business Experience	Director Since
Timothy P. Horne	66	Mr. Horne served as Chairman of the Board of Directors of the Company from April 1986 to August 2002. He served as Chief Executive Officer of the Company from 1978 to August 2002 and President of the Company from 1976 to 1978, from 1994 to April 1997 and from October 1999 to August 2002. Mr. Horne joined the Company in 1959, and retired on December 31, 2002. Since his retirement, Mr. Horne has continued to serve the Company as a consultant.	1962
Ralph E. Jackson, Jr.	63
		Mr. Jackson worked for Cooper Industries, Inc. from 1985 until his retirement in 2003. Prior to joining Cooper Industries, Mr. Jackson worked for the Bussmann and Air Comfort divisions of McGraw-Edison from 1976 until McGraw-Edison was acquired by Cooper Industries in 1985. While with Cooper Industries, Mr. Jackson served as Chief Operating Officer from 2000 to 2003, Executive Vice President, Electrical Operations from 1992 to 2000, and President, Bussmann Division from the time McGraw-Edison was acquired by Cooper Industries to 1992. Mr. Jackson served as a member of the Board of Directors of Cooper Industries from 2000 to 2003, is currently a member of the Board of Trustees of Hope College and is a past Chairman of the National Electrical Manufacturers Association.	2004
Kenneth J. McAvoy	64	Mr. McAvoy served as Chief Financial Officer and Treasurer of the Company from 1986 to 1999; Vice President of Finance from 1984 to 1994; Executive Vice President of European Operations from 1994 to 1996; and Secretary from 1985 to 1999. Mr. McAvoy joined the Company in 1981, and retired on December 31, 1999.	1994
John K. McGillicuddy	61	Mr. McGillicuddy was employed by KPMG, a public accounting firm, from June 1965 until his retirement in June 2000. Mr. McGillicuddy was elected into the Partnership of KPMG in June 1975 where he served as Audit Partner, SEC Reviewing Partner, Partner-in-Charge of Professional Practice, Partner-in-Charge of College Recruiting and Partner-in-Charge of Staff Scheduling. Mr. McGillicuddy is a director of Brooks Automation, Inc.	2003

Gordon W. Moran	65	Mr. Moran has served as non-executive Chairman of the Board of the Company since August 2002. He has served as Chairman of Hollingsworth & Vose Company, a paper manufacturer, since 1997, and served as its President and Chief Executive Officer from 1983 to 1998.	1990
Daniel J. Murphy, III	63	Mr. Murphy has served as Chairman of Northmark Bank, a commercial bank he founded, since August 1987. Prior to forming Northmark Bank in 1987, Mr. Murphy was a Managing Director of Knightsbridge Partners, Inc., a venture capital firm, from January to August 1987 and President and a director of Arltru Bancorporation, a bank holding company, and its wholly owned subsidiary, Arlington Trust Company from 1980 to 1986.	1986
Patrick S. O'Keefe	52	Mr. O'Keefe joined the Company in August 2002 as President and Chief Executive Officer. Prior to joining the Company, Mr. O'Keefe served as President, Chief Executive Officer and director of Industrial Distribution Group, a supplier of maintenance, repair, operating and production products, from 1999 to 2001. From 1997 to 1999, he was Chief Executive Officer of Zep Manufacturing, a unit of National Services Industries and a manufacturer of specialty chemicals. From 1994 to 1997, Mr. O'Keefe held various senior management positions with Crane Co.	2002

DIRECTOR COMPENSATION

        Directors of the Company who are employees of the Company receive no compensation for their services as directors. Non-employee directors are compensated for their service as directors.

        During 2004, the Compensation Committee reviewed the compensation paid to the Company's non-employee directors. The Compensation Committee compared the Company's Board compensation to compensation paid to non-employee directors of similarly sized public companies in similar businesses. The Compensation Committee also considered the responsibilities the Company's Board members are asked to assume and the amount of time required to perform those responsibilities. Based on its analysis, the Compensation Committee recommended, and the Board approved, an increase in compensation paid to the Company's non-employee directors effective May 4, 2004. Set forth below is the rate of compensation paid to the Company's non-employee directors prior to May 4, 2004 and the rate of compensation effective May 4, 2004.

Cash Compensation

        Each non-employee director of the Company receives:

Fees	Prior to May 4, 2004	Effective May 4, 2004
Annual retainer	$20,000	$30,000
Each regularly scheduled Board or committee meeting attended in person	$500	$1,000
Additional annual retainer for the Chair of the Audit Committee	None	$5,000	(1)
Additional annual retainer for the Chair of each of the Compensation Committee and the Nominating and Corporate Governance Committee	None	$3,000

(1)
The Board of Directors increased the additional annual retainer for the Chair of the Audit Committee from $5,000 to $10,000 as of February 8, 2005 due to the significant amount of time required to be devoted to the Company by the Chair of the Audit Committee as a result of the increased responsibilities of the Audit Committee under the Sarbanes-Oxley Act of 2002 and NYSE rules.

        Fees for attendance at regularly scheduled Board and/or committee meetings are limited to $1,000 per day for each non-employee director. The Company also reimburses non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Stock Compensation

        The Board of Directors of the Company terminated the Company's 2003 Non-Employee Directors' Stock Option Plan effective as of May 4, 2004. No stock options were granted to directors under the 2003 Non-Employee Directors' Stock Option Plan during 2004. Effective May 4, 2004, each non-employee director receives an annual grant of restricted stock under the Company's 2004 Stock Incentive Plan with a fair market value on the date of grant equal to $30,000. The restricted stock awards vest in three equal annual installments beginning one year from the date of grant. If a non-employee director's service as a director of the Company is terminated for any reason (other than death or disability) prior to vesting of shares of restricted stock, the shares of restricted stock that have not vested are automatically forfeited upon termination of such service as a director. The Compensation Committee granted each of Mr. Horne, Mr. McAvoy, Mr. McGillicuddy, Mr. Moran and Mr. Murphy 1,200 shares of restricted stock under the 2004 Stock Incentive Plan at a regularly scheduled meeting of the Compensation Committee held on June 11, 2004, and the Board granted Mr. Jackson 1,133 shares of restricted stock under the 2004 Stock Incentive Plan on June 23, 2004, the date he was elected as a member of the Board of Directors.

CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

        We believe that good corporate governance and an environment of the highest ethical standards are important for the Company to achieve business success and to create value for its stockholders. The Board is committed to high governance standards and to continually work to improve them. During the past year we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities on corporate governance and other public companies. We have also reviewed guidance and interpretations provided by the Securities and Exchange Commission ("SEC") and the NYSE. As a result of this review, we have implemented several changes to our corporate governance policies and practices and strengthened several existing procedures.

Role of Our Board of Directors

        The Board monitors overall corporate performance and the integrity of the Company's financial controls and legal compliance procedures. It elects senior management and oversees succession planning and senior management's performance and compensation. The Board oversees the development of fundamental operating, financial and other corporate plans, strategies and objectives, and conducts a year-long process which culminates in Board review and approval each year of a business plan, a capital expenditures budget and other key financial and business objectives.

        Members of the Board keep informed about the Company's business through discussions with the Chief Executive Officer and other members of the Company's senior management team, by reviewing materials provided to them on a regular basis and in preparation for Board and committee meetings and by participating in meetings of the Board and its committees. We regularly review key portions of the business with the Board, and we introduce our executives to the Board so that the Board can become familiar with the Company's key employees. In 2004, we began the practice of holding an annual strategy session between members of senior management and the Board, during which members of the senior management team provide in-depth reviews of various aspects of the Company's business operations and discuss the Company's strategy with respect to such operations.

        In 2004, the Board met eleven times. During 2004, each director attended at least 75% of the total number of meetings of the Board and all committees of the Board on which the director served.

Performance of Our Board

        We consider it important to continually evaluate and improve the effectiveness of the Board, its committees and its individual members. The Board and each of its standing committees conduct an annual self-evaluation, and during 2004 each member of the Board conducted an individual self-evaluation. The Nominating and Corporate Governance Committee oversees the Board's self-evaluation process. The results of each committee's annual self-evaluation are reported to the full Board.

Business Ethics and Compliance

        We have adopted a Code of Business Conduct and Ethics applicable to all officers, employees and Board members. The Code of Business Conduct and Ethics is posted in the "Investors" section of our website at www.wattswater.com, and a print copy is available free of charge on written request to William C. McCartney, Secretary, Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845. Any amendments to, or waivers of, the Code of Business Conduct and Ethics which apply to our Chief Executive Officer, Chief Financial Officer, Corporate Controller or any person performing similar functions will be disclosed on our website promptly following the date of such amendment or waiver.

Independence of Non-Employee Directors

        The listing standards of the NYSE require companies listed on the NYSE to have a majority of "independent" directors. The NYSE listing standards generally provide that a director will not be independent unless such director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, a director is not independent if (1) the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company, (2) the director or a member of the director's immediate family has received more than $100,000 per year in direct compensation from the Company other than for service as a director or deferred compensation for prior service to the Company, (3) the director is, or has been within the last three years, an employee of the Company's independent auditor or the director has an immediate family member who is a current employee of the Company's independent auditor and who participates in the firm's audit, assurance or tax compliance practice or was within the last three years a partner or employee of such a firm and personally worked on the Company's audit within that time, (4) the director or a member of the director's immediate family is, or has been within the last three years, employed as an executive officer of another company where an executive officer of the Company serves or served on the compensation committee, (5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

        The Board has reviewed all relationships between the Company and each non-employee director to determine compliance with the NYSE standards described above and to evaluate whether there are any other facts or circumstances that might impair a director's independence. Based on that review, the board has determined that Mr. Jackson, Mr. McAvoy, Mr. McGillicuddy, Mr. Moran, and Mr. Murphy are independent directors.

Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board's policies on governance issues. The Corporate Governance Guidelines are posted in the "Investors" section of the our website at www.wattswater.com, and a print copy will be made available free of charge on written request to William C. McCartney, Secretary, Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845.

Executive Sessions

        In accordance with the Company's Corporate Governance Guidelines, the non-management directors meet in executive session at least quarterly. At least one executive session includes only independent directors. The Chairman of the Board or, in his absence, a director chosen by the non-management directors in attendance, presides at such meetings.

Communications with the Board

        The Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be in writing and addressed to William C. McCartney, Secretary, Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845 and marked to the attention of the Board or any of its committees, individual directors or non-employee directors as a group. All correspondence will be forwarded to the intended recipient(s).

Annual Meeting Attendance

        Directors are encouraged to attend the Company's annual meetings of stockholders. Five directors attended the 2004 Annual Meeting of Stockholders.

Committees of the Board

        The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee is comprised solely of directors determined by the Board to be independent under the applicable NYSE and SEC rules. The Board has adopted a written charter for each standing committee. You may find copies of the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee in the "Investors" section of our website at www.wattswater.com, and print copies will be made available free of charge on written request to William C. McCartney, Secretary,

Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845. The Board also appoints from time to time ad hoc committees to address specific matters.

        Audit Committee.    The Audit Committee consists of Mr. McGillicuddy (Chair), Mr. Jackson, Mr. Moran, and Mr. Murphy. The Board has made a determination that each of the members of the Audit Committee satisfies the independence requirements of both the NYSE and SEC. In addition, the Board has determined that each of Mr. McGillicuddy and Mr. Jackson is an "audit committee financial expert," as defined by SEC rules. During the fiscal year ended December 31, 2004, the Audit Committee held eight meetings. Our Audit Committee assists the Board in its oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company's independent auditors, and the performance of the Company's internal audit function. This includes the selection and evaluation of our independent auditors, the oversight of our systems of internal accounting and financial controls, the review of the annual independent audit of our financial statements, the review of the Company's Code of Business Conduct and Ethics, the establishment of "whistle-blowing" procedures, and the oversight of other compliance matters.

        Compensation Committee.    The Compensation Committee consists of Mr. Murphy (Chair), Mr. Jackson, Mr. McGillicuddy and Mr. Moran. During the fiscal year ended December 31, 2004, the Compensation Committee held four meetings. The primary responsibilities of the Compensation Committee are to assist the Board in establishing compensation policies for the Board and the Company's executive officers, including reviewing and making recommendations to the Board, or in the case of the Chief Executive Officer, to the independent members of the Board, regarding executive officer compensation. This committee also is responsible for administering the Company's equity incentive plans.

        Nominating and Corporate Governance Committee.    Our Nominating and Corporate Governance Committee consists of Mr. Jackson (Chair), Mr. McGillicuddy, Mr. Moran and Mr. Murphy. During the fiscal year ended December 31, 2004, the Nominating and Corporate Governance Committee held four meetings. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become board members, consistent with criteria approved by the Board, and recommending that the Board select the director nominees for election at each annual meeting of stockholders. The Nominating and Corporate Governance Committee is also responsible for periodically reviewing the Company's Corporate Governance Guidelines and recommending any changes thereto, and overseeing the evaluation of the Board and management.

        The Nominating and Corporate Governance Committee will consider for nomination to the Board candidates recommended by stockholders. Recommendations should be sent to the Nominating and Corporate Governance Committee, c/o William C. McCartney, Secretary, Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845. In order to be considered for inclusion as a nominee for director at the Company's 2006 Annual Meeting of Stockholders, a recommendation must be received no later than December 2, 2005. Recommendations must be in writing and must contain the information set forth in Section IV.C of the Nominating and Corporate Governance Committee charter, which is available in the "Investors" section of our website at www.wattswater.com or on written request to William C. McCartney, Secretary, Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845. The minimum qualifications and specific qualities and skills required for directors are set forth in Exhibit A to the Nominating and Corporate Governance Committee charter. In addition to considering candidates suggested by stockholders, the Nominating and Corporate Governance Committee may consider potential candidates suggested by current directors, company officers, employees, third party search firms and others. The Nominating and Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Nominating and Corporate Governance

Committee's review is typically based on any written materials provided with respect to the potential candidate. The Nominating and Corporate Governance Committee determines whether the candidate meets the Company's minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an initial screening interview is appropriate.

LEGAL PROCEEDING INVOLVING DIRECTOR

        The SEC commenced a civil action on August 15, 2002 against Timothy P. Horne, a member of our Board, our controlling stockholder, and former Chief Executive Officer and Chairman, alleging that Mr. Horne received confidential information as an officer of the Company and used it to profit from trading he did in shares of Central Sprinkler Corp. in May 1999. The complaint alleged violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder based on insider trading.

        On February 21, 2003, Mr. Horne entered into an agreement with the SEC to settle the civil action. Pursuant to the agreement, Mr. Horne, without admitting or denying the allegations of the complaint filed by the SEC, consented to the entry of a final judgement against him which required him to disgorge profits gained as a result of the conduct alleged in the complaint, pay prejudgment interest, plus a civil money penalty, and which permanently restrains and enjoins him from violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our class A and class B common stock as of January 31, 2005, by:

  •
  each person or entity known by us to own beneficially 5% or more of either class of our common stock;

  •
  each of our directors;

  •
  each of the executive officers named in the summary compensation table; and

  •
  all of our directors and executive officers as a group.

        In accordance with SEC rules, we have included in the number of shares beneficially owned by each stockholder all shares over which such stockholder has sole or shared voting or investment power, and we have included all shares that the stockholder has the right to acquire within 60 days after January 31, 2005 through the exercise of stock options, the vesting of restricted stock units or any other right. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to shares beneficially owned by that stockholder. For purposes of computing the equity and voting percentages for each stockholder, any shares that such stockholder has the right to acquire within 60 days after January 31, 2005 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentages for any other stockholder.

	Shares Beneficially Owned(2)
Name of Beneficial Owner(1)	Number		Percent of Class A Common Stock	Percent of Class B Common Stock	Percent of Voting Power
Timothy P. Horne (3)	7,336,574	(4)(5)	22.7%	99.0%	73.9%
George B. Horne (3)	1,974,600	(5)(6)	7.3	26.2	19.6
Daniel W. Horne (3)	1,215,040	(7)	4.6	16.5	12.3
Deborah Horne (3)	1,215,040	(7)	4.6	16.5	12.3
Peter W. Horne (3)	1,135,840	(8)	4.3	15.5	11.5
Gabelli Funds, LLC, et al.	5,899,351	(9)	23.6	0	6.0
FMR Corp.	1,342,570	(10)	5.4	0	1.4
Barclays Global Investors, N.A., et al.	1,255,622	(11)	5.0	0	1.3
Ralph E. Jackson, Jr.	3,633	(12)	*	0	*
Paul A. Lacourciere	75,086	(13)	*	0	*
Kenneth J. McAvoy	13,576	(14)	*	0	*
William C. McCartney	72,624	(15)	*	0	*
John K. McGillicuddy	4,294	(16)	*	0	*
Lynn A. McVay	4,882	(17)	*	0	*
Gordon W. Moran	29,046	(18)	*	0	*
Daniel J. Murphy III	34,745	(19)	*	0	*
Patrick S. O'Keefe	64,484	(20)	*	0	*
Jeffrey A. Polofsky	45,149	(21)	*	0	*
All executive officers and directors (15 persons)	7,834,656	(22)	23.9	99.0	74.1

*
Represents less than 1%

(1)
The address of each stockholder in the table is c /o Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, Massachusetts 01845, except that (i) the address of Gabelli Funds, LLC et al. is One Corporate Center, Rye, NY 10586, (ii) the address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109, and (iii) the address of Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, CA 94105.

(2)
The number of shares and percentages has been determined as of January 31, 2005 in accordance with Rule 13d-3 of the Securities and Exchange Act of 1934. At that date, a total of 32,393,218 shares were outstanding, of which 25,049,338 were shares of class A common stock and 7,343,880 were shares of class B common stock. Each share of class A common stock is entitled to one vote and each share of class B common stock is entitled to ten votes. Each share of class B common stock is convertible into one share of class A common stock. A holder of shares of class B common stock is deemed to beneficially own the shares of class A common stock into which the class B shares are convertible. Shares of class A common stock are not convertible. The table's voting percentage reflects the applicable beneficial owner's one vote per share of class A common stock plus ten votes per share of class B common stock, if any, divided by the total number of possible votes.

(3)
Timothy P. Horne, George B. Horne, Daniel W. Horne, Deborah Horne and Peter W. Horne may be deemed a "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934.

(4)
Consists of (i) 1,651,220 shares of class B common stock held by Timothy P. Horne (for purposes of this footnote 4, "Mr. Horne"), (ii) 1,210,840 shares of class B common stock and 4,200 shares of class A common stock held by a revocable trust for the benefit of Daniel W. Horne, Mr. Horne's brother, for which Mr. Horne serves as sole trustee, (iii) 1,210,840 shares of class B common stock and 4,200 shares of class A common stock held by a revocable trust for the benefit of Deborah Horne, Mr. Horne's sister, for which Mr. Horne serves as sole trustee, which trust is revocable with the consent of the trustee, (iv) 1,085,840 shares of class B common stock held by a revocable trust for the benefit of Peter W. Horne, Mr. Horne's brother, for which Peter W. Horne serves as sole trustee, (v) 1,924,600 shares of class B common stock and 50,000 shares of class A common stock held for the benefit of George B. Horne, Mr. Horne's father, under a revocable trust for which Mr. Horne and George B. Horne serve as co-trustees, (vi) 22,600 and 20,200 shares of class B common stock held for the benefit of Tiffany Rae Horne and Tara V. Horne (Mr. Horne's daughters), respectively, under irrevocable trusts for which Mr. Horne serves as trustee, (vii) 147,740 shares of class B common stock held by a revocable trust for the benefit of Tiffany Rae Horne, (viii) 3,094 shares of class A common stock issuable upon the exercise of stock options within 60 days after February 1, 2004, and (ix) 1,200 shares of class A common stock issued to Mr. Horne as a restricted stock award under the Company's 2004 Stock Incentive Plan, which remain subject to certain restrictions on the transfer and disposition of such shares. All of the shares of class B common stock noted in clauses (i) through (vii) (7,273,880 shares of class B common stock in the aggregate) are subject to The Amended and Restated George B. Horne Voting Trust Agreement—1997 ("1997 Voting Trust") for which Mr. Horne serves as trustee. (See footnote 5 for a description of the 1997 Voting Trust).

(5)
7,273,880 shares of class B common stock in the aggregate (see footnote 4) are subject to the terms of the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, the trustee (currently Timothy P. Horne) has sole power to vote all shares subject to the 1997 Voting Trust. Timothy P. Horne, for so long as he is serving as trustee of the 1997 Voting Trust, has the power to determine in his sole discretion whether or not proposed actions to be taken by the trustee of the 1997 Voting Trust shall be taken, including the trustee's right to authorize the withdrawal of shares from the 1997 Voting Trust (for purposes of this footnote, the "Determination Power"). In the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, no trustee thereunder shall have the Determination Power except in accordance with a duly adopted amendment to the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, in the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, then Daniel J. Murphy III, a director of the Company, David F. Dietz, who is a partner in the law firm of Goodwin Procter LLP, and Walter J. Flowers, a partner in the law firm of Flowers and Manning (each, a "Successor

  Trustee" and collectively, the "Successor Trustees"), shall thereupon become co-trustees of the 1997 Voting Trust. If a Successor Trustee shall cease to serve as such for any reason, then a third person shall become a co-trustee with the remaining two Successor Trustees, in accordance with the following line of succession: first, any individual designated as the Primary Designee, next, any individual designated as the Secondary Designee, and then, an individual appointed by the holders of a majority in interest of the voting trust certificates then outstanding. In the event that the Successor Trustees do not unanimously concur on any matter not specifically contemplated by the terms of the 1997 Voting Trust, the vote of a majority of the Successor Trustees shall be determinative. The 1997 Voting Trust expires on August 26, 2021, subject to extension on or after August 26, 2019 by stockholders (including the trustee of any trust stockholder, whether or not such trust is then in existence) who deposited shares of class B common stock in the 1997 Voting Trust and are then living or, in the case of shares in the 1997 Voting Trust the original depositor of which (or the trustee of the original depositor of which) is not then living, the holders of voting trust certificates representing such shares. The 1997 Voting Trust may be amended by vote of the holders of a majority of the voting trust certificates then outstanding and by the number of trustees authorized to take action at the relevant time or, if the trustees (if more than one) do not concur with respect to any proposed amendment at any time when any trustee holds the Determination Power, then by the trustee having the Determination Power. Amendments to the extension, termination and amendment provisions of the 1997 Voting Trust require the approval of each individual depositor. Shares may not be removed from the 1997 Voting Trust during its term without the consent of the requisite number of trustees required to take action under the 1997 Voting Trust. Voting trust certificates are subject to any restrictions on transfer applicable to the stock that they represent. Timothy P. Horne holds 22.7% of the total beneficial interest in the 1997 Voting Trust (the "Beneficial Interest") individually, 16.5% of the Beneficial Interest as trustee of a revocable trust for the benefit of Daniel W. Horne, 16.5% of the Beneficial Interest as trustee of a revocable trust for the benefit of Deborah Horne, 14.9% of the beneficial interest as trustee of a revocable trust for the benefit of Peter W. Horne, 26.5% as co-trustee of a revocable trust for the benefit of George B. Horne, 0.3% and 0.3% of the beneficial Interest as trustee of two irrevocable trusts for the benefit of Tiffany Rae Horne and Tara V. Horne, respectively, and 2.0% of the beneficial interest as trustee of the 1997 Voting Trust to which shares held in a revocable trust for the benefit of Tiffany Rae Horne are subject (representing an aggregate of 100% of the Beneficial Interest). George B. Horne holds 26.5% of the beneficial interest as co-trustee of a revocable trust. Tara V. Horne as beneficiary of an irrevocable trust holds 0.3% of the Beneficial Interest. Tiffany R. Horne as beneficiary of an irrevocable trust holds 0.3% of the Beneficial Interest.

(6)
Consists of 1,924,600 shares of class B common stock and 50,000 shares of class A common stock held in a revocable trust for which Timothy P. Horne and George B. Horne serve as co-trustees. All of the shares of class B common stock are subject to the 1997 Voting Trust (see footnote 5 for a description of the 1997 Voting Trust).

(7)
Consists of 1,210,840 shares of class B common stock and 4,200 shares of class A common stock. All of the shares are held in a revocable trust for which Timothy P. Horne serves as sole trustee. 1,185,840 of the class B common stock shares are subject to the 1997 Voting Trust (see footnote 5 for a description of the 1997 Voting Trust).

(8)
All of the shares are class B common stock and are held in a revocable trust for which Peter W. Horne serves as sole trustee. 1,085,840 of the shares of class B common stock are subject to the 1997 Voting Trust (see footnote 5 for a description of the 1997 Voting Trust).

(9)
The amount shown and the following information is based on a Schedule 13D/A filed with the SEC on November 22, 2004 by Gabelli Funds, LLC, GAMCO Investors, Inc., MJG Associates, Inc., Gabelli Advisers, Inc., Gabelli Group Capital Partners, Inc., Gabelli Asset

  Management Inc., and Mario J. Gabelli reporting their aggregate holdings of shares of class A common stock. Mario J. Gabelli directly and indirectly controls the entities filing the Schedule 13D which entities are primarily investment advisors to various institutional and individual clients, including registered investment companies and pension plans, as broker/dealer and as general partner of various private investment partnerships. Each of the reporting persons and other related entities has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the securities reported for it, either for its own benefit or for the benefit of its investment clients or its partners, except that (i) GAMCO does not have the authority to vote 309,500 of the reported shares; (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares of the Company held by each of the funds for which Gabelli Funds provides discretionary managed account services (collectively, the "Funds") so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the proxy voting committee of each Fund shall respectively vote that Fund's shares; (iii) at any time, the proxy voting committee of each Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations; and (iv) the power of Mario J. Gabelli, Gabelli Asset Management Inc. and Gabelli Group Capital Partners, Inc. is indirect with respect to the class A common stock beneficially owned directly by other persons referenced above.

(10)
The amount shown and the following information is based on a Schedule 13G filed with the SEC on February 14, 2005 by FMR Corp. FMR Corp., on behalf of certain of its direct subsidiaries, and Fidelity International Limited (collectively, "Fidelity"), beneficially own the indicated number of shares of class A common stock. The beneficial ownership of the class A common stock arises in the context of passive investment activities by the various investment accounts managed by Fidelity, and Fidelity has sole dispositive power over all of the shares indicated. Edward C. Johnson 3d and Abigail P. Johnson also hold sole dispositive power over all of the shares of class A common stock beneficially owned by Fidelity.

(11)
The amount shown and the following information is based on a Schedule 13G filed with the SEC on February 14, 2005 by Barclays Global Investors, NA and Barclays Global Fund Advisors (collectively, "Barclays"). Barclays holds the indicated number of shares in trust accounts for the economic benefit of the beneficiaries of those accounts, and Barclays has sole dispositive power over all of the shares indicated.

(12)
Consists of 2,500 shares of class A common stock held by Mr. Jackson and 1,133 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(13)
Consists of 1,398 shares of class A common stock held by Mr. Lacourciere, 61,040 shares of class A common stock issuable upon the exercise of stock options within 60 days after January 31, 2005 and 12,648 shares of class A common stock issuable upon settlement of restricted stock units that will be vested within 60 days after January 31, 2005.

(14)
Consists of 12,376 shares of class A common stock issuable upon the exercise of stock options within 60 days after January 31, 2005 and 1,200 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(15)
Consists of 6,000 shares of class A common stock held by Mr. McCartney, 46,245 shares of class A common stock issuable upon the exercise of stock options within 60 days after January 31, 2005 and 20,379 shares of class A common stock issuable upon settlement of restricted stock units that will be vested within 60 days after January 31, 2005.

(16)
Consists of 3,094 shares of class A common stock issuable upon the exercise of stock options within 60 days after January 31, 2005 and 1,200 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(17)
Consists of 3,000 shares of class A common stock issuable upon the exercise of stock options within 60 days after January 31, 2005 and 1,882 shares of class A common stock issuable upon settlement of restricted stock units that will be vested within 60 days after January 31, 2005.

(18)
Consists of 27,846 shares of class A common stock issuable upon the exercise of stock options within 60 days after January 31, 2005 and 1,200 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(19)
Consists of 5,299 shares of class A common stock held by Mr. Murphy, 400 shares of class A common stock beneficially owned by Mr. Murphy as trustee of a trust, 27,846 shares of class A common stock issuable upon the exercise of stock options within 60 days after January 31, 2005 and 1,200 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(20)
Consists of 30,000 shares of class A common stock issuable upon the exercise of stock options within 60 days after January 31, 2005, 9,484 shares of class A common stock issuable upon settlement of restricted stock units that will be vested within 60 days after January 31, 2005 and 25,000 shares of class A common stock issued as a restricted stock award under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

(21)
Consists of 19,459 shares of class A common stock issuable upon the exercise of stock options within 60 days after January 31, 2005 and 25,690 shares of class A common stock issuable upon settlement of restricted stock units that will be vested within 60 days after January 31, 2005.

(22)
Consists of 84,662 shares of class A common stock, 7,273,880 shares of class B common stock, 323,252 shares of class A common stock issuable upon the exercise of stock options within 60 days after January 31, 2005, 120,729 shares of class A common stock issuable upon settlement of restricted stock units that will be vested within 60 days after January 31, 2005 and 32,133 shares of class A common stock issued as restricted stock awards under the Company's 2004 Stock Incentive Plan, which are subject to certain restrictions with respect to the transfer and disposition of such shares.

COMPENSATION ARRANGEMENTS

Summary Compensation Table

        The following table contains information with respect to the compensation for each of the years ended December 31, 2004, December 31, 2003 and December 31, 2002 of the Company's Chief Executive Officer and the Company's four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of the last completed fiscal year (the "named executive officers").

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Other Annual Compensation($)		Restricted Stock Units($)(2)		Restricted Stock Award($)	Securities Underlying Options(#)	All Other Compensation ($)(3)
Patrick S. O'Keefe (4) President and Chief Executive Officer	2004 2003 2002	508,333 383,333 145,833	— — 145,857	156,201(5 92,269(5 30,818(5	) ) )	1,045,945(6 658,356(6 —(8	) ) )	625,000(7 — —)	50,000 50,000 50,000	2,040 2,220 370
William C. McCartney Chief Financial Officer, Treasurer and Secretary	2004 2003 2002	240,000 230,000 223,333	141,733 104,650 —	5,117(9 5,463(9 4,060(9	) ) )	211,503(10 156,218(10 295,673(10	) ) )	— — —	25,000 25,000 25,000	2,040 2,220 2,220
Paul A. Lacourciere Vice President of Manufacturing	2004 2003 2002	200,833 195,000 191,667	118,124 89,674 80,011	13,122(11 12,600(11 33,795(11	) ) )	149,226(12 149,276(12 119,981(12	) ) )	— — —	20,000 20,000 20,000	2,040 2,220 2,220
Lynn A. McVay (13) Executive Vice President of Wholesale Sales	2004 2003 2002	201,667 162,308 —	99,974 87,532 —	7,499(14 76,750(14 —	) )	149,193(15 130,672(15 —	) )	— — —	15,000 15,000 —	1,954 1,241 —
Jeffrey A. Polofsky Executive Vice President of Retail Sales and Marketing	2004 2003 2002	225,833 219,166 216,667	— 9,537 35,844	1,292(16 1,130(16 50,754(16	) ) )	246,349(17 80,666(17 304,578(17	) ) )	— — —	20,000 24,693 22,130	2,040 2,220 2,220

(1)
Amounts awarded under the Executive Incentive Bonus Plan. Certain of the named executive officers elected to receive Restricted Stock Units ("RSUs") in lieu of all or a portion of a cash bonus.

(2)
Represents the dollar value of RSUs received under the Company's Management Stock Purchase Plan determined by multiplying the number of RSUs received by the closing market prices of the class A common stock of $33.25, $23.14 and $15.76, on the RSU grant dates of February 28, 2005, February 27, 2004 and February 19, 2003, respectively. Each of the named executive officers made an election under the Management Stock Purchase Plan in June 2004, June 2003 and/or June 2002, as applicable, to receive RSUs (i) in lieu of a specified percentage or dollar amount of his actual annual incentive cash bonus or (ii) for a specified dollar amount, up to 100% of his targeted maximum cash bonus, for fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002, respectively. With respect to fiscal years 2004, 2003 and 2002, RSUs were awarded as of February 28, 2005, February 27, 2004 and February 19, 2003, respectively by dividing the named executive officers election amount by the RSU cost. The RSU cost was $22.28, $15.50 and $10.51 per RSU for fiscal years 2004, 2003 and 2002, respectively, which was 67% of $33.25, $23.14 and $15.76, the closing market prices of the Company's class A common stock on February 28, 2005, February 27, 2004 and February 19, 2003, respectively ("2004 RSU Cost", "2003 RSU Cost", and "2002 RSU Cost"). Each RSU vests in three equal annual installments beginning one year after the date of the grant. At the end of a deferral period, if one has been specified by the named executive officer under the Management Stock Purchase Plan, the Company will issue one share of class A common stock for each vested RSU. Cash dividends, equivalent to those paid on the Company's class A common stock, will be credited to the named executive officer's account for non-vested RSUs and will be paid in cash to such person when such RSUs become vested. Such dividends will also be paid in cash to individuals for vested RSUs held during any deferral period.

(3)
Consists of term life and disability insurance premiums paid by the Company.

(4)
Mr. O'Keefe became President and Chief Executive Officer of the Company in August 2002.

(5)
During 2002, 2003 and part of 2004, Mr. O'Keefe's primary residence was in Atlanta, Georgia and the Company provided an apartment for his use when he was in Massachusetts. The amounts indicated for Mr. O'Keefe under Other Annual Compensation include housing expenses (including rent, laundry service and meals), airfare to and from Georgia, relocation expenses paid to a third party relocation services company and reimbursed relocation expenses, amounts paid to

  Mr. O'Keefe as a gross-up to cover his income tax liability with respect to such housing, relocation and airfare expenses and amounts attributable to Mr. O'Keefe's personal use of an automobile leased by the Company, as follows:

	2004	2003	2002
Housing expenses	$21,359	$38,742	$10,367
Airfare to and from Georgia	8,636	12,372	7,181
Income tax reimbursement	84,658	36,635	12,577
Personal use of Company automobile	4,143	4,520	693
Relocation expenses	37,405	—	—
(6)
For fiscal year 2004, Mr. O'Keefe received 31,457 RSUs in lieu of receiving his entire annual bonus of $700,875. The number of RSUs was determined by dividing $700,875 by the 2004 RSU Cost. For fiscal year 2003, Mr. O'Keefe received 28,451 RSUs in lieu of receiving his entire annual bonus of $441,000. The number of RSUs was determined by dividing $441,000 by the 2003 RSU Cost. Mr. O'Keefe held 28,451 RSUs at December 31, 2004 with a value of $917,260 as determined in accordance with footnote 2 above, except based on a closing market price of the Company's class A common stock of $32.24 on December 31, 2004.

(7)
The amount indicated represents the dollar value of 25,000 shares of restricted stock awarded to Mr. O'Keefe on June 11, 2004 based on the closing market price of the Company's class A common stock on June 10, 2004 (the last trading day prior to the date of grant) of $25.00.

(8)
Mr. O'Keefe did not participate in the Management Stock Purchase Plan in fiscal year 2002, because he began employment with the Company after the election deadline.

(9)
The amounts indicated for Mr. McCartney under Other Annual Compensation include amounts attributable to Mr. McCartney's personal use of an automobile leased by the Company and amounts used for personal travel by Mr. McCartney under the Company's travel incentive program. Under the Company's travel incentive program, employees could earn credit equal to 50% of the amount of any savings to the Company on business travel expenses obtained through cost-effective travel planning by the employee. The employee could then apply the travel credit toward personal travel expenses (the "Travel Incentive Program"). The Travel Incentive Program was discontinued after 2002. Mr. McCartney's Other Annual Compensation includes:

	2004	2003	2002
Personal use of Company automobile	$5,117	$5,463	$3,371
Travel Incentive Program	—	—	689
(10)
For fiscal year 2004, Mr. McCartney received 6,361 RSUs in lieu of receiving 50% of his annual bonus of $283,465, or $141,733. The number of RSUs was determined by dividing $141,733 by the 2004 RSU cost. For fiscal year 2003, Mr. McCartney received 6,751 RSUs in lieu of receiving 50% of his annual incentive bonus of $209,300, or $104,650. The number of RSUs was determined by dividing $104,650 by the 2003 RSU Cost. For fiscal year 2002, Mr. McCartney received 18,761 RSUs in lieu of receiving his entire bonus of $197,174. The number of RSUs was determined by dividing $197,174 by the 2002 RSU Cost. Mr. McCartney held 31,133 RSUs at December 31, 2004 with a value of $1,003,728 as determined in accordance with footnote 2 above, except based on a closing market price of the Company's class A common stock of $32.24 on December 31, 2004.

(11)
The amounts indicated for Mr. Lacourciere under Other Annual Compensation include an automobile allowance paid in 2002, 2003 and part of 2004, an amount attributable to Mr. Lacourciere's personal use of an automobile leased by the Company for part of 2004 and amounts used under the Travel Incentive Program (see footnote 9 for a description of the Travel Incentive Program), as follows:

	2004	2003	2002
Automobile allowance	$7,350	$12,600	$12,600
Personal use of Company automobile	5,772	—	—
Travel Incentive Program	—	—	21,195
(12)
For fiscal year 2004, Mr. Lacourciere received 4,488 RSUs in lieu of receiving $100,000 of his annual bonus of $218,124. The number of RSUs was determined by dividing $100,000 by the 2004 RSU Cost. For fiscal year 2003, Mr. Lacourciere received 6,451 RSUs in lieu of receiving $100,000 of his annual bonus of $189,674. The number of RSUs was determined by dividing $100,000 by the 2003 RSU Cost. For fiscal year 2002, Mr. Lacourciere received 7,613 RSUs in lieu of receiving 50% of his annual incentive bonus of $160,021, or $80,011. The number of RSUs was determined by dividing $80,011 by the 2002 RSU Cost. Mr. Lacourciere held 19,485 RSUs at December 31, 2004 with a value of $628,196 as determined in accordance with footnote 2 above, except based on a closing market price of the Company's class A common stock of $32.24 on December 31, 2004.

(13)
Mr. McVay became Executive Vice President of Wholesale Sales of the Company in March 2003.

(14)
The amounts indicated for Mr. McVay under Other Annual Compensation include amounts attributable to Mr. McVay's personal use of an automobile leased by the Company and amounts paid to Mr. McVay for relocation expenses. Mr. McVay's Other Annual Compensation includes:

	2004	2003
Personal use of Company automobile	$7,499	$5,938
Relocation expenses	—	70,812
(15)
For fiscal year 2004, Mr. McVay received 4,487 RSUs in lieu of receiving 50% of his annual bonus of $199,948, or $99,974. The number of RSUs was determined by dividing $99,974 by the 2004 RSU cost. For fiscal year 2003, Mr. McVay received 5,647 RSUs in lieu of receiving 50% of his annual bonus of $175,065, or $87,532. The number of RSUs was determined by dividing $87,532 by the 2003 RSU Cost. Mr. McVay held 5,647 RSUs at December 31, 2004 with a value of $182,059 as determined in accordance with footnote 2 above, except based on a closing market price of the Company's class A common stock of $32.24 on December 31, 2004.

(16)
The amounts indicated for Mr. Polofsky under Other Annual Compensation include amounts attributable to Mr. Polofsky's personal use of an automobile leased by the Company, amounts used under the Travel Incentive Program (see footnote 9 for a description of the Travel Incentive Program) and amounts paid to Mr. Polofsky for relocation expenses. Mr. Polofsky's Other Annual Compensation includes:

	2004	2003	2002
Personal use of Company automobile	$1,292	$1,130	$961
Travel Incentive Program	—	—	6,967
Relocation expenses	—	—	42,826
(17)
For fiscal year 2004, Mr. Polofsky received 7,409 RSUs in lieu of receiving his entire annual bonus of $165,082. The number of RSUs was determined by dividing $165,082 by the 2004 RSU Cost. For fiscal year 2003, Mr. Polofsky received 3,486 RSUs in lieu of receiving 85% of his annual bonus of $63,578, or $54,041. The number of RSUs was determined by dividing $54,041 by the 2003 RSU Cost. For fiscal year 2002, Mr. Polofsky received 19,326 RSUs in lieu of receiving 85% of his annual bonus of $238,963, or $203,119. The number of RSUs was determined by dividing $203,119 by the 2002 RSU Cost. Mr. Polofsky held 34,456 RSUs at December 31, 2004 with a value of $1,110,861 as determined in accordance with footnote 2 above, except based on a closing market price of the Company's class A common stock of $32.24 on December 31, 2004.

Stock Option Grants

        The following table shows information concerning options to purchase the Company's class A common stock granted during 2004 to the named executive officers.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Individual Grant
		% of Total Options Granted to Employees in Fiscal Year
Name	Options Granted(#)(1)		Exercise or Base Price($/sh)(2)	Expiration Date
					5% ($)	10% ($)
Patrick S. O'Keefe	50,000	19.7	25.02	8/3/2014	786,755	1,993,720
William C. McCartney	25,000	9.8	25.02	8/3/2014	393,378	996,860
Paul A. Lacourciere	20,000	7.9	25.02	8/3/2014	314,702	797,488
Lynn A. McVay	15,000	5.9	25.02	8/3/2014	236,027	598,116
Jeffrey A. Polofsky	20,000	7.9	25.02	8/3/2014	314,702	797,488

(1)
All options were granted under the Company's 2004 Stock Incentive Plan as of August 3, 2004. All options vest over four years at the rate of 25% per year on successive anniversaries of the date of grant and generally terminate upon the earlier of the termination of employment, subject to certain exceptions, or ten years from the date of grant.

(2)
Represents the closing sale price on the date of grant.

(3)
Based upon the closing sale price on the date of grant and an annual appreciation at the rate stated through the expiration date of such options. The dollar amounts in these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.

Aggregated Option Exercises and Option Values

        The following table shows information concerning the exercise of stock options during fiscal year 2004 by each of the named executive officers and the fiscal year-end value of unexercised options.

			Number of Unexercised Options at Fiscal Year End (#)(2)		Value of Unexercised In-the-Money Options At Fiscal Year End ($)(3)
Name	Number of Shares Underlying Options Exercised (#)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick S. O'Keefe	0	0	30,000	120,000	477,200	1,445,300
William C. McCartney	37,954	403,670	46,245	75,000	747,771	994,875
Paul A. Lacourciere	46,420	382,803	61,040	60,000	1,146,020	795,900
Lynn A. McVay	0	0	3,000	27,000	44,220	285,180
Jeffrey A. Polofsky	0	0	19,459	64,034	339,157	860,181

(1)
Based on the difference between the market price on the date of exercise and the exercise price of the options before income taxes.

(2)
Options vest over either four or five years at the rate of 25% or 20% per year, respectively, on successive anniversaries of the grant date and generally terminate upon the earlier of the termination of employment, subject to certain exceptions, or ten years from the date of grant.

(3)
Based on the difference between the closing sale price of $32.24 on December 31, 2004 and the exercise price of the options before income taxes.

Compensation Committee Interlocks and Insider Participation

        During 2004, Mr. Jackson, Mr. McAvoy, Mr. McGillicuddy, Mr. Moran and Mr. Murphy served as members of the Company's Compensation Committee. Mr. McAvoy resigned as a member of the Compensation Committee on November 2, 2004. None of the directors who served as members of the Compensation Committee during 2004 is an executive officer of the Company. Mr. McAvoy served as Chief Financial Officer of the Company until his retirement from the Company on December 31, 1999.

        None of the Company's executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Pension Plan

        The Company maintains a qualified noncontributory defined benefit pension plan (the "Pension Plan") for eligible salaried employees of the Company and its subsidiaries, including the named executive officers specified in the "Summary Compensation Table" above, and it maintains a nonqualified noncontributory defined benefit supplemental plan (the "Supplemental Plan") generally for certain highly compensated employees. The eligibility requirements of the Pension Plan are attainment of age 21 and one year of service of 1,000 or more hours. The assets of the Pension Plan are maintained in a trust fund at Smith Barney Corporate Trust Company. The Pension Plan is administered by the Pension Plan Committee, which is appointed by the Board of Directors of the Company. Annual contributions to the Pension Plan are computed by an actuarial firm based on normal pension costs and a portion of past service costs. The Pension Plan provides for monthly benefits to, or on behalf of, each covered employee at age 65 and has provisions for early retirement after ten years of service and attainment of age 55 and surviving spouse benefits after five years of service. Covered employees who terminate employment prior to retirement with at least five years of service are vested in their accrued retirement benefit. The Pension Plan is subject to the Employee Retirement Income Security Act of 1974, as amended.

        The annual normal retirement benefit for employees under the Pension Plan is 1.67% of Final Average Compensation (as defined in the Pension Plan) multiplied by years of service (maximum 25 years), reduced by the Maximum Offset Allowance (as defined in the Pension Plan). For employment terminations after the 2001 plan year, annual compensation in excess of $200,000 per year (subject to cost of living adjustments) is disregarded under the Pension Plan for all purposes. For plan year 2004, this limit is $205,000. However, benefits accrued prior to the 1989 plan year may be based on compensation in excess of $205,000. Compensation recognized under the Pension Plan includes base salary and annual cash bonus.

        The Supplemental Plan provides additional monthly benefits to (i) a select group of key executives, including the Company's Chief Executive Officer, (ii) to individuals who were projected to receive reduced benefits as a result of changes made to the Pension Plan to comply with the Tax Reform Act of 1986 and (iii) to executives who will be affected by IRS and other plan-specific limits on Pension Plan Compensation. As approved by the Board of Directors, key executives in the select group under item (i) above may be eligible for Tier 1-T, Tier 1, or Tier 1-A benefits.

        Tier 1-T benefits are provided to a select group of key executives. The annual benefit payable under this Tier is equal to the difference between (1) 3.00% of the highest three year average pay multiplied by years of service, to a maximum of 50% of average pay and (2) the annual benefit payable under the Pension Plan described above. Normal retirement under this Tier is age 62.

        The following table illustrates total annual normal retirement benefits (payable from both the Pension Plan and from the Supplemental Plan and assuming attainment of age 62 during 2004) for various levels of Final Average Compensation and years of benefit service under Tier 1-T of the Supplemental Plan.

	Estimated Total Annual Retirement Benefit (Pension Plan plus Supplemental Plan, Tier 1-T) Based on Years of Service(1)
Final Average Compensation for Three Highest Consecutive Years in Last 10 Years:
	5 Years	10 Years	15 Years	20 Years
$100,000	$15,000	$30,000	45,000	$50,000
150,000	22,500	45,000	67,500	75,000
200,000	30,000	60,000	90,000	100,000
250,000	37,500	75,000	112,500	125,000
300,000	45,000	90,000	135,000	150,000
350,000	52,500	105,000	157,500	175,000
400,000	60,000	120,000	180,000	200,000
450,000	67,500	135,000	202,500	225,000
500,000	75,000	150,000	225,000	250,000
550,000	82,500	165,000	247,500	275,000
600,000	90,000	180,000	270,000	300,000
650,000	97,500	195,000	292,500	325,000

(1)
The annual Pension Plan benefit is computed on the basis of a straight life annuity.

        Tier 1 benefits are provided to a select group of key executives. The annual benefit under this Tier payable at normal retirement is equal to the difference between (1) 2% of the highest three year average pay multiplied by years of service up to ten years, plus 3% of average pay times years of service in excess of ten years (but not to exceed 20 years), to a maximum of 50% of average pay and (2) the annual benefit payable under the Pension Plan described above. Normal retirement under this Tier is age 62.

        The following table illustrates total annual normal retirement benefits (payable from both the Pension Plan and from the Supplemental Plan and assuming attainment of age 62 during 2004) for various levels of Final Average Compensation and years of benefit service under Tier 1 of the Supplemental Plan.

	Estimated Total Annual Retirement Benefit (Pension Plan plus Supplemental Plan, Tier 1) Based on Years of Service(1)
Final Average Compensation for Three Highest Consecutive Years in Last 10 Years:
	5 Years	10 Years	15 Years	20 Years
$100,000	$10,000	$20,000	$35,000	$50,000
150,000	15,000	30,000	52,500	75,000
200,000	20,000	40,000	70,000	100,000
250,000	25,000	50,000	87,500	125,000
300,000	30,000	60,000	105,000	150,000
350,000	35,000	70,000	122,500	175,000
400,000	40,000	80,000	140,000	200,000
450,000	45,000	90,000	157,500	225,000
500,000	50,000	100,000	175,000	250,000
550,000	55,000	110,000	192,500	275,000
600,000	60,000	120,000	210,000	300,000
650,000	65,000	130,000	227,500	325,000

(1)
The annual Pension Plan benefit is computed on the basis of a straight life annuity.

        Tier 1-A benefits are provided to a select group of key executives. The annual benefit payable under this Tier is equal to the difference between (1) 1.75% of the highest three year average pay multiplied by years of service up to ten years, plus 2.25% of average pay times years of service in excess of ten years (but not to exceed 20 years), to a maximum of 40% of average pay and (2) the annual benefit payable under the Pension Plan described above. Normal retirement under this Tier is age 62.

        The following table illustrates total annual normal retirement benefits (payable from both the Pension Plan and from the Supplemental Plan and assuming attainment of age 62 during 2004) for various levels of Final Average Compensation and years of benefit service under Tier 1-A of the Supplemental Plan.

	Estimated Total Annual Retirement Benefit (Pension Plan plus Supplemental Plan, Tier 1-A) Based on Years of Service(1)
Final Average Compensation for Three Highest Consecutive Years in Last 10 Years:
	5 Years	10 Years	15 Years	20 Years
$100,000	$8,750	$17,500	$28,750	$40,000
150,000	13,125	26,250	43,125	60,000
200,000	17,500	35,000	57,500	80,000
250,000	21,875	43,750	71,875	100,000
300,000	26,250	52,500	86,250	120,000
350,000	30,625	61,250	100,625	140,000
400,000	35,000	70,000	115,000	160,000
450,000	39,375	78,750	129,375	180,000
500,000	43,750	87,500	143,750	200,000

(1)
The annual Pension Plan benefit is computed on the basis of a straight life annuity.

        Tier 2 benefits are provided to individuals not covered under Tier 1-T, Tier 1, or Tier 1-A who were projected to receive reduced benefits as a result of changes made to the Pension Plan to comply with the Tax Reform Act of 1986. The annual normal retirement benefit payable under this Tier is equal to the difference between (1) the pre-Tax Reform Act formula of 45% of Final Average Compensation less 50% of the participant's Social Security Benefit, the result prorated for years of service less than 25, and (2) the Pension Plan formula above. For the 2004 Plan Year, Annual Compensation in excess of $383,450 is disregarded for all purposes under Tier 2 of the Supplemental Plan. Tier 3 benefits are provided to individuals not covered under Tier 1-T, Tier 1, Tier 1-A, or Tier 2 who will be affected by IRS or other plan-specific limits on Pension Plan compensation. The annual normal retirement benefit payable under this tier is based on the Pension Plan formula set forth above, with Annual Compensation in excess of $306,760 disregarded. Compensation recognized under the Supplemental Plan is W-2 pay, including amounts deferred under the Management Stock Purchase Plan, the Nonqualified Deferred Compensation Plan, and pursuant to Sections 401 and 125 of the Internal Revenue Code, but excluding income realized upon the exercise of stock options.

        The following table illustrates total annual normal retirement benefits (payable from both the Pension Plan and from the Supplemental Plan and assuming attainment of age 65 during 2004) for various levels of Final Average Compensation and years of benefit service under Tier 2 of the

Supplemental Plan, prior to application of the Social Security offset, which is an integral part of the benefits payable under the Supplemental Plan.

	Estimated Total Annual Retirement Benefit (Pension Plan plus Supplemental Plan, Tier 2) Based on Years of Service(1)
Final Average Compensation for Five Highest Consecutive Years in Last 10 Years:	10 Years	15 Years	20 Years	25 Years or more
$100,000	$18,000	$27,000	$36,000	$45,000
150,000	27,000	40,500	54,000	67,500
200,000	36,000	54,000	72,000	90,000
250,000	45,000	67,500	90,000	112,500
300,000	54,000	81,000	108,000	135,000
350,000	63,000	94,500	126,000	157,500
400,000 and higher	66,062	99,093	132,124	165,155

(1)
The annual Pension Plan benefit is computed on the basis of a straight life annuity.

        Mr. O'Keefe, Mr. McCartney, Mr. Lacourciere, Mr. McVay and Mr. Polofsky have 3, 20, 19, 2 and 6 years, respectively, of benefit service under the Pension Plan. Mr. O'Keefe is eligible for Tier 1-T benefits. Mr. McCartney is eligible for Tier 1 benefits. Mr. Lacourciere and Mr. Polofsky are eligible for Tier 1-A benefits. Mr. McVay is eligible for Tier 3 benefits. For the 2004 plan year, eligible employees were limited to a maximum annual benefit under the Pension Plan of $165,000 (subject to cost of living adjustments) under Internal Revenue Code requirements regardless of their years of service or Final Average Compensation.

Consulting and Deferred Compensation Agreements

        The Company and Timothy P. Horne, a director of the Company and the Company's former Chief Executive Officer and President, are parties to a Supplemental Compensation Agreement, providing for Mr. Horne's services to the Company and compensation following his retirement from the Company on December 31, 2002. Mr. Horne shall provide consulting services to the Company for 300 to 500 hours per year so long as he is physically able. For these services, the Company agreed to pay Mr. Horne $500,000 for calendar years 2003, 2004 and 2005, $410,665 for calendar year 2006 and $400,000 for each calendar year thereafter, subject to certain cost-of-living increases each year. In the event of a change of control of the Company, Mr. Horne has the right to elect to receive a lump sum payment instead of the payments described above. If Mr. Horne elects to receive the lump sum payment, his obligation to provide consulting services to the Company terminates. The lump sum payment would equal the present value of $23,650 monthly for life and would be determined with reference to discount rates and mortality tables applicable under the Company's Retirement Plan for Salaried Employees and an adjustment for inflation. The Company has also agreed to provide lifetime benefits to Mr. Horne including use of Company secretarial services, use of an office at the Company's corporate headquarters, retiree health insurance and reimbursement of tax and financial planning expenses, automobile maintenance expenses, one club membership, a customary director indemnification agreement and travel expenses when visiting Company facilities.

        Timothy P. Horne is also entitled under a Deferred Compensation Agreement to retirement benefits aggregating $233,333 payable over a period of 28 consecutive months, which payments commenced upon his retirement from the Company on December 31, 2002. The Deferred Compensation Agreement represents compensation that Mr. Horne deferred prior to the Company's past three fiscal years. The Company has fully expensed its obligations under this Deferred Compensation Agreement.

Compensation Committee Report

        The primary objective of the Compensation Committee is to develop and implement compensation policies and plans that are appropriate for the Company in light of all relevant circumstances and which provide incentives that further the Company's long-term strategic plan and the overall goal of enhancing enduring stockholder value. The Compensation Committee reviews and approves the corporate goals and objectives with respect to the compensation of the Company's executive officers, evaluates the performance of the Company's executive officers in light of the goals and objectives that were set, considers management's recommendations regarding the compensation of executive officers, makes recommendations to the Board or, with respect to the Chief Executive Officer, the independent members of the Board, as to the type and amount of compensation to be paid to the Company's executive officers, and administers the Company's equity incentive plans and executive compensation plans.

Compensation Philosophy

        The Company's executive compensation program is designed to promote corporate performance by aligning the interests of the Company's executives with those of the stockholders thereby enhancing stockholder returns. The Compensation Committee believes that executives should have a significant portion of their compensation tied directly and primarily to the performance of the business and secondarily to individual objectives established by management. To this end, overall compensation strategies and specific compensation plans have been developed to tie a significant portion of executive compensation to the success of the Company in meeting specified performance goals. The Executive Incentive Bonus Plan and the Management Stock Purchase Plan are intended to strengthen the executive compensation/corporate performance relationship. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate executives to achieve goals inherent in the Company's business strategy, to link executive and stockholder interests and to provide compensation packages that recognize individual contributions as well as promote achievement of overall business goals.

        The Company's executive compensation program consists of three key components, each of which is intended to serve the overall compensation philosophy: base salary, an annual bonus or award of RSUs under the Management Stock Purchase Plan in lieu of all or a portion of the annual bonus, and grants of stock options. These programs, as well as the basis for the Chief Executive Officer's compensation for fiscal 2004, are discussed below.

Base Salary

        Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, coupled with a review of the compensation for similar positions at other comparable companies. In general, the base salary for an executive officer is intended to be at the midpoint in the base salary range for similar positions at comparable companies after three years of employment.

        Executives' base salaries are reviewed on an annual basis. Adjustments are determined by evaluating the performance of the Company and each executive officer. The performance of executive officers with functional or administrative responsibilities is considered by reviewing the quality and efficiency of administrative and functional processes. In the case of executive officers with responsibility for one or more business units within the Company, the business results of those units are also considered. The Compensation Committee also considers, where appropriate, certain non-financial performance measures, such as increase in market share, market expansion, corporate development and acquisitions, achievement of manufacturing efficiencies, improvements in product quality and/or relations with customers, suppliers or employees. Adjustments in base salary are also made when and as appropriate to reflect changes in job responsibilities. Executive officer base salaries were reviewed by the Compensation Committee in fiscal 2004 and the Compensation Committee recommended to the Board that it approve cost-of-living adjustments for all of the Company's executive officers and employees and increases in the base pay for some of the executive officers based on merit.

        The Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in the same-industry peer group established to compare shareholder returns. Thus, the compensation packages which may be considered during the Company's compensation review process are not the same group as the peer group index in the Comparison of 5 Year Cumulative Total Return graph included elsewhere in this proxy statement.

Annual Bonus

        Under the Executive Incentive Bonus Plan (the "Bonus Plan"), each of the Company's executive officers and other key employees are eligible for an annual cash bonus. Corporate performance objectives are established at or near the beginning of each fiscal year by the Chief Executive Officer and the Chief Financial Officer in consultation with the Compensation Committee. The participants are generally assigned three goals, consisting of a sales growth objective, an economic value added or cash flow objective, and an earnings objective. The economic value added objective compares the weighted average cost of capital to the Company's net operating profits after taxes. Once the goals are established, eligible executives are assigned a potential bonus percentage of base salary as a target upon which the bonus is calculated. Each of the three goals described above carries a percentage weight of 33 1/3% of the potential bonus percentage. To the extent the Company achieves more than 100% of a goal, he is eligible to receive more than 100% of his potential bonus percentage attributable to that goal, which can result in a participant receiving more than 100% of his total potential bonus percentage, up to a maximum of 200% of his assigned potential bonus percentage. The Compensation Committee believes that a significant portion of executive compensation should be tied to an annual bonus potential based closely on the performance of the Company and that the Bonus Plan accomplishes that objective. The Compensation Committee believes that the performance objective for each Bonus Plan goal should be set such that achievement of 100% of the objectives by the Company would be expected to produce an average return on capital for the Company's shareholders. The potential bonus percentage for each executive officer should generally allow such officer to achieve the midpoint in the total cash compensation range for similar positions at comparable companies when the Company achieves 100% of the Bonus Plan objectives. Correspondingly, executive officers should receive total cash compensation above the midpoint of such range when the Company achieves greater than 100% of the Bonus Plan objectives and below the midpoint of such range when the Company achieves less than 100% of the Bonus Plan objectives.

        With respect to the bonus plan for fiscal 2004, the Company achieved significantly greater than 100% of the financial objectives for the fiscal year. The Company had increased sales due to the increased unit sales into the North American retail and wholesale markets, the appreciation of the Euro and the Canadian dollar against the U.S. dollar, and the inclusion of sales of acquired companies. These increased sales, in addition to improved manufacturing efficiencies in the Company's North American segment, contributed to the achievement of the operating profit objective. The Company's continued focus on asset management, as well as continued strong cash flows generated from operations, contributed to the attainment of the economic value added objective. As a result, the Chief Executive Officer and the named executive officers achieved more than 100% of their potential bonus percentage for fiscal 2004.

Stock Plans

        Equity-based incentive compensation for executive officers during fiscal 2004 was provided in the form of the purchase of restricted stock units under the Company's Management Stock Purchase Plan and/or stock option awards under the Company's 2004 Stock Incentive Plan. The Compensation Committee believes equity-based incentive compensation aligns executive and shareholder interests because (i) the use of a multi-year vesting schedule for stock option awards and restricted stock units encourages executive retention and emphasizes long-term growth, and (ii) paying a significant portion of management's compensation in equity of the Company provides management with an incentive to increase shareholder value over the long term.

        During fiscal 2004, the Company implemented procedures to monitor compliance with the stock retention and ownership guidelines approved by the Compensation Committee for all executive officers and other members of senior management. These guidelines require executive officers and certain other members of senior management to hold Company stock within five years of the beginning of their employment with a value that is at least equal to twice the amount of their base salary. The Compensation Committee reserves the right to reduce or eliminate stock option awards or prevent participation in the Company's Management Stock Purchase Plan to those officers who do not meet the stock ownership guidelines.

        Management Stock Purchase Plan.    The Company's Management Stock Purchase Plan is intended to increase the incentive for the Company's executives to purchase and hold more of the Company's class A common stock thereby more closely aligning their interests with the interests of the stockholders. Under the Management Stock Purchase Plan, participants may elect to receive RSUs in lieu of all or a portion of their pre-tax annual incentive bonus and, in some circumstances, make after-tax contributions in exchange for RSUs. Participants are required to make an election no later than the last day of the fiscal year prior to the year in which such annual incentive bonus is earned. Each RSU represents the right to receive one share of class A common stock after a three year vesting period and a participant may elect to defer receipt of the underlying stock for an additional period of time after the vesting period. The Management Stock Purchase Plan permits a participant to defer income and the taxes due thereon until the RSUs are converted to stock. RSUs are granted at a discount of 33% from the fair market value of the Company's class A common stock on the date of grant which is the date that annual incentive bonuses are paid or would otherwise be paid. The Compensation Committee has restricted the number of stock options granted and the number of individuals receiving options under the Company's stock option plans in order to further motivate executive participation in the Management Stock Purchase Plan.

        Stock Options.    Under the Company's 2004 Stock Incentive Plan, stock options may be granted to the Company's executive officers. The Compensation Committee will continue to set guidelines for the size of stock option awards based on similar factors as used to determine base salaries and annual bonuses, including corporate performance, individual performance against objectives and peer group comparisons. However, as previously noted, the Compensation Committee has restricted the number of stock options granted to executives in order to motivate them to participate in the Management Stock Purchase Plan. Stock options are a vehicle for the payment of long-term compensation which are intended to motivate executives to improve stock market performance.

        Stock options are designed to align the interests of the executives with those of the stockholders over the long-term, as the full benefit of the compensation package will not be realized unless stock appreciation occurs over a number of years. Stock options under the 2004 Stock Incentive Plan, which may either be incentive or nonqualified options, are typically granted annually and vest 25% per year over four years beginning with the first anniversary of the grant date. Under the 2004 Stock Incentive Plan, the exercise price for incentive stock option grants equals the market price of the class A common stock on the date of the grant with an exception for executives who own more than 10% of the combined voting power of the Company; for those employees, the exercise price is equal to 110% of the market price on the date of the grant. Under the 2004 Stock Incentive Plan, nonqualified stock options have an exercise price which may be no less than 50% of the market price on the date of the grant and generally vest 25% per year over four years beginning with the first anniversary of the grant date. The duration of options under the 2004 Stock Incentive Plan is generally 10 years, with the exception of incentive stock option grants to owners of more than 10% of the combined voting power of the Company, in which case such grants terminate after 5 years. Options for fiscal 2004 were granted in August at a regularly scheduled meeting of the Board of Directors.

Chief Executive Officer Compensation

        In August 2004, Mr. O'Keefe's annual base salary was increased from $450,000 to $525,000, and his potential bonus percentage of base salary was increased from 70% to 75%. This change was made as a result of a review of Mr. O'Keefe's compensation conducted by the Compensation Committee with the assistance of an outside consulting firm. The Compensation Committee determined that Mr. O'Keefe's base salary of $450,000 was below the 25th percentile of base salary compensation levels for chief executive officers of selected peer companies, including A.O. Smith Corporation, Albany International Corp., Ametek, Inc., CIRCOR International, Inc., Flowserve Corporation, Gardner Denver, Inc., Graco Inc., IDEX Corporation, Ionics Incorporated, Modine Manufacturing Company, Mueller Industries, Inc., Robbins & Myers, Inc., Roper Industries, Inc. and Waters Corporation. Mr. O'Keefe's potential bonus of 70% of his base salary was below the 40th percentile of bonus compensation levels for chief executive officers of the same group of peer companies, assuming the Company achieved 100% of the bonus goals assigned to Mr. O'Keefe. Mr. O'Keefe's increased compensation amounts place his base salary at approximately the 25th percentile of the selected peer companies and his bonus percentage at approximately the 50th percentile of the selected peer companies, assuming the Company achieves 100% of the bonus goals assigned to Mr. O'Keefe. The Compensation Committee believes the increase in Mr. O'Keefe's base salary was appropriate in light of the Company's performance and in order to remain competitive with the Company's peer group identified above. The amount of Mr. O'Keefe's bonus for 2004 was determined using the same criteria described above for all executive officers. In August 2004, Mr. O'Keefe was granted stock options to purchase an aggregate of 50,000 shares of the Company's class A common stock. Based on an analysis performed by the outside consulting firm retained by the Compensation Committee, the number of shares underlying the stock options granted to Mr. O'Keefe in 2004 was at approximately the 25th percentile with respect to the number of shares underlying annual stock option grants to the chief executive officers of the peer companies identified above and the value of the shares underlying such option grants. In June 2004, Mr. O'Keefe was granted a restricted stock award of 25,000 shares of Class A Common Stock under the 2004 Stock Incentive Plan. The shares vest over a period of three years. Any unvested shares will automatically be forfeited upon the termination of Mr. O'Keefe's employment by the Company for any reason other than death or disability. The grant of restricted stock was intended to position Mr. O'Keefe's total compensation package between the 25th and 50th percentiles as compared to the peer group identified above, to provide a meaningful incentive for Mr. O'Keefe to remain employed by the Company and to further link Mr. O'Keefe's compensation level to Company performance. The Company also provides Mr. O'Keefe with a leased automobile. The Compensation Committee believes that Mr. O'Keefe's total compensation is competitive, fair and consistent with the Company's results in 2004 and consistent with the Company's executive compensation philosophy.

Company Policy on Qualifying Compensation

        Internal Revenue Code Section 162(m) provides that publicly held companies may not deduct in any taxable year compensation in excess of one million dollars paid to any of the named executive officers which is not "performance-based" as defined in Section 162(m). The Compensation Committee believes that, while there may be circumstances in which the Company's interests are best served by maintaining flexibility whether or not the compensation is fully deductible under Section 162(m), it is generally in the Company's best interest to comply with Section 162(m).

Conclusion

        Through the programs described above, a significant portion of the Company's executive compensation is linked to corporate performance and stock appreciation. The Compensation Committee believes that the Bonus Plan closely aligns executive compensation to corporate performance. In addition, the Compensation Committee believes that properly balancing the grant of stock options and restricted stock units will further encourage executives and management employees to acquire a greater equity stake in the Company and will motivate them to contribute to the future growth and success of the Company, thereby making stock appreciation a shared interest for both stockholders and executive officers and other key employees.

Compensation Committee
Daniel J. Murphy, III, Chair
Ralph E. Jackson, Jr.
John K. McGillicuddy
Gordon W. Moran

Audit Committee Report

        The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee. The Audit Committee, among other matters, is responsible for assisting the Board in its oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company's independent auditors, and the performance of the Company's internal audit function. This includes the selection and evaluation of the Company's independent auditors, oversight of the Company's systems of internal accounting and financial controls, a review of the annual independent audit of the Company's financial statements, review of the Company's Code of Business Conduct and Ethics, the establishment of "whistle-blowing" procedures, and oversight of other compliance matters.

        The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2004 with the management of the Company. The Audit Committee also reviewed and discussed the audited financial statements and the matters required to be discussed by SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380) with KPMG, the Company's independent auditors. The Audit Committee received from KPMG the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee) and discussed with KPMG the matters disclosed in this letter and their independence from the Company. The Audit Committee also considered whether KPMG's provision of other, non-audit related services to the Company is compatible with maintaining such auditors' independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's 2004 Annual Report on Form 10-K for filing with the SEC and selected KPMG as the independent auditor of the Company for 2005.

Audit Committee
John K. McGillicuddy, Chair
Ralph E. Jackson, Jr.
Gordon W. Moran
Daniel J. Murphy, III

Performance Graph

        Set forth below is a line graph comparing the cumulative total shareholder return on the Company's class A common stock for the last 5 years with the cumulative return of companies on the Standard & Poor's 500 Stock Index, the Russell 2000 Index, and a peer group of companies. The Company expanded its peer group this year because the companies in the new peer group are collectively of a more comparable nature, scale and market capitalization relative to the Company. The Company's "Old Peer Group" was comprised of Flowserve Corporation, Jacuzzi Brands, Inc. and IDEX Corporation. The "New Peer Group" is comprised of A.O. Smith Corporation, IDEX Corporation, Jacuzzi Brands, Inc., Mueller Industries Inc., Pentair Inc., CUNO Inc., Flowserve Corporation and York International Corporation. The graph below compares the Company to both the old and new peer groups. The graph assumes that the value of the investment in the Company's class A common stock and each index or peer group was $100 at December 31, 1999 and that all dividends were reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Watts Water Technologies, Inc.,
The S&P 500 Index, the Russell 2000 Index and a Peer Group

*$100 invested on December 31, 1999 in stock or index-including reinvestment of dividends.
Fiscal year ending:

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
Watts Water Technologies, Inc	100.00	96.22	105.72	112.52	160.96	236.32
S & P 500	100.00	90.89	80.09	62.39	80.29	89.02
Russell 2000	100.00	96.98	99.39	79.03	116.38	137.71
New Peer Group	100.00	86.15	101.61	87.30	121.55	167.38
Old Peer Group	100.00	90.75	85.89	67.62	99.59	136.99

Certain Relationships and Related Transactions

        In April 2004, in connection with the Company's request that Mr. O'Keefe relocate his personal residence from Georgia to Massachusetts, where the Company's corporate headquarters is located, the Company entered into an agreement with a relocation services company. Pursuant to this agreement, Mr. O'Keefe sold his residence to the relocation services company in August 2004 for $2,050,000, which amount represented the fair market value as determined pursuant to appraisals obtained from independent appraisal services. In October 2004, the relocation services company sold the residence for $1,750,000, and the Company paid the relocation services company for the loss of $300,000 on the resale of the residence, and also paid the relocation services company approximately $134,420 for acquisition, carrying, and closing costs, and fees and commissions in connection with this agreement.

        George B. Horne, the father of Timothy P. Horne, a director of the Company, receives monthly payments of $7,959 ($95,505 annually) from the Watts Water Technologies, Inc. Retirement Plan for Salaried Employees.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who own more than 10% of the class A common stock to file with the SEC and the NYSE initial reports of ownership and changes in ownership of Company stock and provide copies of such forms to the Company. Based on a review of the copies of such forms provided to the Company and written representations furnished to it, the Company believes that during the year ended December 31, 2004, all reports required by Section 16(a) to be filed by the aforementioned persons were filed on a timely basis, except that the Forms 4 reporting one grant of restricted stock to each of Timothy P. Horne, Kenneth J. McAvoy, John K. McGillicuddy, Gordon W. Moran, Daniel J. Murphy and Patrick S. O'Keefe in June 2004 were not timely filed.

PROPOSAL 2
RATIFICATION OF INDEPENDENT AUDITORS

        Although Delaware law does not require that the selection by the Audit Committee of the Company's independent auditors be approved each year by the stockholders, the members of the Audit Committee and the other members of the Board believe it is appropriate to submit the selection of independent auditors to the stockholders for their approval and to abide by the result of the stockholders' vote. The Audit Committee and the Board recommend that the stockholders ratify the selection of KPMG as the Company's independent auditors for 2005.

        The Company expects that representatives of KPMG will be present at the annual meeting. They will be given the opportunity to make a statement if they desire to do so and will also be available to respond to questions from stockholders.

        During 2004, KPMG provided various audit, audit-related and tax services to the Company. The Audit Committee has adopted policies and procedures which require the Audit Committee to pre-approve all audit and non-audit services performed by KPMG in order to assure that the provision of such services does not impair KPMG's independence. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period, and the Audit Committee sets specific limits on the amount of each such service the Company obtains from KPMG.

        The aggregate fees billed for professional services by KPMG in 2003 and 2004 for audit, audit-related, tax and non-audit services were:

Type of Fees	2003	2004
Audit Fees:	$1,022,348	$3,828,266
Audit-Related Fees:	$239,933	$1,192,585
Tax Fees:	$77,774	$61,572
All Other Fees:	—	—

Total:	$1,340,055	$5,082,423

        Audit fees include the aggregate fees billed or expected to be billed by KPMG for professional services for the audit of the Company's annual financial statements included in the Company's annual report on Form 10-K, review of financial statements included in the Company's quarterly reports on Form 10-Q and for services that are normally provided in connection with statutory and regulatory filings or engagements, such as comfort letters and consents. Audit fees for 2004 also include services rendered in connection with the audit of management's assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees include due diligence services related to acquisitions, employee benefit plan audits and internal control reviews. Audit-related fees for 2004 also include documentation assistance pertaining to internal controls. Tax fees include fees for tax compliance, tax advice and tax planning. There were no other professional services rendered by KPMG in 2003 or 2004.

        Holders of voting rights sufficient to ratify the selection of KPMG as independent auditors have indicated an intention to vote in favor of this proposal.

        The Audit Committee and the Board of Directors recommend that stockholders vote FOR the ratification of the selection of KPMG LLP as the Company's independent auditors for 2005.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: Watts Water Technologies, Inc., 815 Chestnut Street, North Andover, MA 01845, Attention: William C. McCartney, Secretary, (978) 688-1811. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

STOCKHOLDER PROPOSALS

        In order for any stockholder proposal to be included in the proxy statement for the Company's 2006 Annual Meeting of Stockholders, such proposal must be received at the principal executive offices of the Company, 815 Chestnut Street, North Andover, MA 01845, Attention: William C. McCartney, Secretary, not later than December 2, 2005 and must satisfy certain rules of the SEC.

        Nominations and proposals of stockholders may also be submitted to the Company for consideration at the 2006 Annual Meeting if certain conditions set forth in the Company's bylaws are satisfied, but will not be included in the proxy materials unless the conditions set forth in the preceding paragraph are satisfied. Such nominations (or other stockholder proposals) must be delivered to or mailed and received by the Company not more than 120 days nor less than 75 days prior to the anniversary date of the 2006 Annual Meeting, which dates will be January 4, 2006 and February 18, 2006, respectively. Shareholder proposals received by the Company outside of the aforementioned dates will be considered untimely received for consideration at such Annual Meeting. If the date of the 2006 Annual Meeting is subsequently moved to a date more than seven days (in the case of director nominations) or ten days (in the case of other stockholder proposals) prior to the anniversary date of the 2006 Annual Meeting, the Company will publicly disclose such change, and nominations or other proposals to be considered at the 2006 Annual Meeting must be received by the Company not later than the 20th day after such disclosure (or, if disclosed more than 75 days prior to such anniversary date, the later of 20 days following such disclosure or 75 days before the date of the 2006 Annual Meeting, as rescheduled). To submit a nomination or other proposal, a stockholder should send the nominee's name or proposal and appropriate supporting information required by the Company's bylaws to the Secretary of the Company at the address set forth above.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

WATTS WATER TECHNOLOGIES, INC.

815 Chestnut Street, North Andover, MA 01845

Proxy for Class A Common Stock

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Patrick S. O'Keefe and William C. McCartney, and each of them acting solely, proxies, with power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated on the reverse side, all of the shares of Class A Common Stock of Watts Water Technologies, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Watts Water Technologies, Inc. (the "Annual Meeting") to be held in the Phillips Room of The Andover Inn at Phillips Academy, Chapel Avenue, Andover, Massachusetts, on Wednesday, May 4, 2005 at 10:00 a.m. (local time), and at any adjournment(s) or postponement(s) thereof, upon the matters set forth on the reverse side hereof and described in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement.

The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the aforesaid meeting and the Annual Report to Stockholders.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

WATTS WATER TECHNOLOGIES, INC.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

INTERNET ACCESS IS HERE!

Watts Water Technologies, Inc. is pleased to announce that registered shareholders now have an innovative and secure means of accessing and managing their registered accounts on-line. This easy-to-use service is only a click away at:

http://www.equiserve.com

In order to access your account and request your temporary password (or PIN), you will need your Social Security number, and Issue ID (WTICM). Please click on the "Account Access" tab and follow the instructions and a temporary password will be mailed to your address of record.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒
Please mark
votes as in
this example.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated, the undersigned's votes will be cast "FOR" all of the nominees for director and "FOR" Proposals 2 and 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

							FOR	AGAINST	ABSTAIN
1.	To elect seven directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.				2.	To ratify the selection of KPMG LLP as the independent auditors of the Company for the current fiscal year.	☐	☐	☐
	Nominees: (01) Timothy P. Horne, (2) Ralph E. Jackson, Jr., (03) Kenneth J. McAvoy, (04) John K. McGillicuddy, (05) Gordon W. Moran, (06) Daniel J. Murphy, III, and (07) Patrick S. O'Keefe				3.	In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
	☐	FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES
	☐
		FOR ALL NOMINEES EXCEPT AS NOTED ABOVE
					MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

					Sign exactly as your name appears on this Proxy. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, partners, custodians, guardians, attorneys and corporate officers should add their full titles as such.
Signature:	Date:	Signature:	Date:

PROXY

WATTS WATER TECHNOLOGIES, INC.

815 Chestnut Street, North Andover, MA 01845
Proxy for Class B Common Stock

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Patrick S. O'Keefe and William C. McCartney, and each of them acting solely, proxies, with power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated on the reverse side, all of the shares of Class B Common Stock of Watts Water Technologies, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Watts Water Technologies, Inc. to be held in the Phillips Room of The Andover Inn at Phillips Academy, Chapel Avenue, Andover, Massachusetts, on Wednesday, May 4, 2005 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, upon the matters set forth on the reverse side hereof and described in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement.

        The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the aforesaid meeting and the Annual Report to Stockholders.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

☒
Please mark
votes as in
this example.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated with respect to Items 1 and 2 below, the undersigned's votes will be cast in favor of Items 1, 2 and 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

1.
To elect seven directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

  Nominees:  Nominees: (01) Timothy P. Horne, (02) Ralph E. Jackson, Jr., (03) Kenneth J. McAvoy, (04) John K. McGillicuddy (05) Gordon W. Moran, (06) Daniel J. Murphy, III, and (07) Patrick S. O'Keefe.

FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES
☐	☐
☐ FOR ALL NOMINEES EXCEPT AS NOTED ABOVE
		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of KPMG LLP as the independent auditors of the Company for the current fiscal year.	☐	☐	☐
3.	In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
	MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT	☐

Sign exactly as your name appears on this Proxy. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, partners, custodians, guardians, attorneys and corporate officers should add their full titles as such.

Signature:	Date:
Signature:	Date:

QuickLinks

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
INFORMATION AS TO NOMINEES FOR DIRECTOR
DIRECTOR COMPENSATION
CORPORATE GOVERNANCE
LEGAL PROCEEDING INVOLVING DIRECTOR
PRINCIPAL STOCKHOLDERS
COMPENSATION ARRANGEMENTS
SUMMARY COMPENSATION TABLE
PROPOSAL 2 RATIFICATION OF INDEPENDENT AUDITORS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
STOCKHOLDER PROPOSALS